Exhibit 99.1
Advocat Inc.
Conference Call – Second Quarter 2008 Results
August 7, 2008
Operator:
Good Morning and welcome to the Advocat Second Quarter Conference Call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this report. Actual results could differ materially from those contemplated by the forward-looking statements made in this conference call. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully construct and operate the Paris, Texas replacement facility, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, the ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual

Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. We cannot guarantee any future operating results, activity or performance or achievement.
I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you,                     .
Yesterday, we issued a press release announcing second quarter 2008 results. Many of the measurements for tracking the operations of the business were positive for the second quarter. One soft indicator was the occupancy rate on a same center basis, which was 77.7% vs 78.6% last year and 78.3% for the first quarter of 2008. We believe this decline in census may be due in part to the late arriving and short flu season this year. We also believe the weakening economy may be prompting families to delay admissions because of the costs of their portions of the nursing home care. We also are dealing with the continuing challenges of integrating the Texas acquisition and changing the culture. We have made additional management changes and intensified training to raise the level of closures on referrals. We will further address the Texas issues later in the call.
The significant highlights for Advocat in Q2 2008 include:
•	Revenues increased 27.9% compared to the second quarter of 2007.

•	Net income from continuing operations in 2008 was $0.7 million, compared to $4.3 million in 2007.

•	Diluted earnings per share from continuing operations were $0.11 in 2008 compared to $0.68 in 2007.

•	Funds from operations were $2.7 million in 2008 compared to $3.6 million in 2007.

•	Same Center Medicare census was 14.6% of total census in the second quarter of 2008, compared to 14.3% in the second quarter of 2007, an increase of 30 basis points.

•	Our average Medicare rate was 9.3% higher in the second quarter of 2008 than the same quarter last year on a same center basis.

•	Our average Medicaid rate increased 4.4% in 2008 compared to 2007 on a same center basis.
In all, it was a profitable quarter for the Company with encouraging growth in patient acuity. However, there are some opportunities for us to improve our operating performance at a number of our facilities, particularly in Texas. I will discuss this further shortly, but at this point I would like to turn the discussion over to Glynn Riddle, our CFO, to review the second quarter financial results.
Glynn Riddle:
Thank you, Will.
We issued a press release yesterday covering the 2008 second quarter results, and filed our Quarterly Report on Form 10-Q. As previously disclosed, we completed the acquisition of leasehold interests and operations of seven skilled nursing facilities in Texas, or the SMSA Acquisition, in August 2007, and in the fourth quarter of 2007, we entered into a lease for an additional facility in Paris, Texas. We refer to the SMSA facilities and the new leased Paris, Texas facility collectively as the “New Texas Facilities.”
For the second quarter of 2008, revenues increased to $70.8 million from $55.4 million in 2007. Revenues related to the New Texas Facilities were $12.5 million. Same center patient revenues, excluding the effects of the New Texas Facilities, increased $2.9 million, or 5.2%. The increase in same center revenues is due primarily to Medicare rate increases, increased Medicaid rates in certain states and increased private pay and managed care rates and census, partially offset by the effects of lower Medicaid census.
The average rate of occupancy at our nursing centers was 74.6% in 2008, compared to 78.6% in 2007. On a same center basis, nursing center occupancy was 77.7% in 2008 compared to 78.6% in 2007, and 78.3% in the first quarter of 2008.
Our Medicare revenue was 32.1% of total patient revenues for 2008, compared to 31.4% in 2007. On a same center basis, Medicare revenue was 32.4% of total patient revenues in 2008, compared to 31.4% in 2007.

As a percent of total census, Medicare days were 13.9% of total in 2008 and 14.3% in 2007. On a same center basis, Medicare days increased to 14.6% in 2008, compared to 14.3% in 2007, an increase of 30 basis points. This level represents an increase from the 14.0% level that we experienced in the first quarter of 2008.
The Company’s average rate per day for Medicare Part A patients increased to $380.01 in 2008 from $344.48 in 2007. On a same center basis, the average Medicare rate increased to $376.50 in 2008 from $334.48 in 2007, or 9.3%, as a result of increases in Medicare rates due to annual inflation adjustments and the acuity level of our patients, as indicated by RUG level scores, which were higher in 2008 than in 2007. The average rate per day for Medicaid patients increased to $138.05 in 2008, compared to $137.75 in 2007. On a same center basis, the average Medicaid rate increased to $143.85 in 2008, compared to $137.75 in 2007, an increase of 4.4%, as a result of increasing patient acuity levels and other rate increases in certain states.
Operating expense increased to $56.0 million in 2008 from $41.9 million in 2007. Operating expense related to the New Texas Facilities was $11.6 million. Same center operating expense increased to $44.4 million in 2008 from $41.9 million in 2007.
The largest component of operating expense is wages, which increased to $33.3 million in 2008 from $25.1 million in 2007. Wages related to the New Texas Facilities were approximately $7.1 million. Same center wages increased approximately $1.0 million, or 4.1%. Regular merit and inflationary increases for personnel were approximately 4.6% for the second quarter, representing an increase from the 3.5% to 3.8% increases we have seen the last several quarters. We have experienced strong competition for nurses, therapists and line staff in several markets. These cost increases were partially offset by lower labor costs associated with decreases in census.
Workers’ compensation insurance expense was approximately $400,000 higher in 2008 compared to 2007. We had better than expected claims experience in 2007, allowing us to reduce the costs of workers’ compensation insurance.
Our operating costs were also impacted by higher food and energy costs. Food costs were approximately $100,000 higher on a same center basis, an increase in expense per patient day of about 8%. Utility costs were about $100,000 higher, about 10%.

Lease expense increased to $5.7 million in 2008 from $4.6 million in 2007. Lease expense related to the New Texas Facilities was $1.0 million in 2008. The remaining increase in lease expense of $100,000 results from rent increases for lessor funded property renovations.
Professional liability in 2008 was an expense of $1.4 million, compared to a benefit of approximately $3.4 million in 2007, an increase in expense of $4.8 million. The benefit last year was the result of reductions in the accrual for prior year claims. Our cash expenditures for professional liability costs were approximately $1.9 million in 2008, compared to approximately $1.1 million in 2007. The increase in cash expenditures results from settlements we announced last quarter for professional liability cases totaling $4.8 million, to be paid from April 2008 through January 2009. The professional liability cash expenditures fluctuate from year to year.
General and administrative expenses increased to $4.6 million in 2008, compared to $4.2 million in 2007. General and administrative expense related to the New Texas Facilities was approximately $200,000. Compensation costs increased by approximately $300,000 for normal merit and inflationary increases and new positions added to improve marketing, operating and financial controls. These increases were offset by a decrease in incentive compensation expense of $200,000. Our incentive compensation plan is based predominately on achieving budgeted levels of net operating income, adjusted for the noncash impact of professional liability expense. The remaining increase in G&A Expense is due to higher travel costs of $100,000, primarily due to higher facility support costs.
The provision for income taxes was $500,000 in 2008, an effective rate of 41.6%, compared to approximately $2.7 million in 2007, an effective rate of 38.8%.
Now, I’d like to comment further on the results for the New Texas Facilities. Since there is no prior year comp for these facilities, I’ll compare the results for the second quarter of 2008 to those for the first quarter of 2008.
For the second quarter of 2008, revenues for the New Texas Facilities decreased to $12.5 million from $12.9 million in the first quarter of 2008. The decrease in revenues is due primarily to a decrease in Medicare census, partially offset by the effects of higher Medicaid and managed care census.

The average rate of occupancy at New Texas nursing centers was 64.9% in both the second and first quarters of 2008. As a percent of total census, Medicare census was 11.0% of total in the second quarter compared to 13.3% in the first quarter, representing a decrease of approximately 21 patients per day, a $700,000 reduction in quarterly revenue.
Operating expense for the Texas facilities increased to $11.6 million in the second quarter compared to $11.3 million in the first quarter. Wages were approximately $300,000 higher in the second quarter.
We had additional labor costs of approximately $400,000 related to additional staffing in housekeeping, dietary and laundry areas as we completed the elimination of an outsourcing contract for these services. This increase was offset by a reduction of other operating expenses related to the elimination of the outsourcing agreements.
Health insurance costs were approximately $0.2 million higher. We are self insured for the first $150,000 of costs per claim, and these costs can vary significantly from period to period.
At this time, I’d like to focus on the
Funds Provided from Operations, or Cash Flow:
We believe this is a valuable concept for following the Company’s performance. It shows cash provided from operations. It eliminates the effect of actuarial assumptions and reflects the actual cash effect of professional liability expense, and it excludes non-cash charges related to stock-based compensation as well as the effect of noncash deferred income taxes. The computation of Funds from Operations is summarized in our press release.
For the second quarter of 2008, Funds from Operations decreased to $2.7 million, compared to $3.6 million for the second quarter of 2007, primarily due to lower operating income and increased cash payments for professional liability costs. Cash payments for professional liability costs were approximately $700,000 higher in the second quarter of 2008 than the second quarter of 2007. As we announced last quarter, we entered into settlements for professional liability cases totaling $4.8 million, to be paid quarterly from April 2008 through January 2009. The payment this quarter under those settlements was approximately $1.3 million, after insurance proceeds, and will be $1.4 million in the third quarter of 2008, $1.1 million in the fourth quarter of 2008, and $1.0 million in the first quarter of 2009.

The New Texas Facilities generated a deficit in funds from operations of approximately $200,000 for the second quarter of 2008, compared to a positive funds from operations of $400,000 in the first quarter of 2008.
There is one item I’d like to point out from the
Balance Sheet: During the second quarter, we received a notice from CMS for a Medicare assessment from 1997 for one of the New Texas centers. The total amount of the payments requested by CMS as of June 30, 2008 is approximately $1.4 million, including accrued interest of approximately $0.8 million. The original overpayment liability appears to be a routine cost report adjustment and was initially assessed by CMS in 1999 and 2000. However, CMS apparently made no effort to collect this overpayment from the appropriate operator until earlier this year. In our acquisition of New Texas centers, we acquired Medicare provider numbers and agreements, which meant we could be held accountable for past liabilities associated with those provider numbers. We conducted normal due diligence to investigate cost report liabilities that might be outstanding. However, given the age of this alleged overpayment and the fact that it related to periods well prior to the period during which our seller operated the building, the alleged liability was not uncovered.
We intend to seek relief for this assessment from CMS and to take action to force the previous owners of the facility to pay any liability due. Given the uncertainty of these efforts and the costs involved, we recorded a liability of $1.0 million in the second quarter of 2008, for our estimate of liability for this assessment and defense costs. This accrual resulted in an increase in the acquired leasehold interest intangible asset.
At this time, I will turn the call back to Will.
Will Council:
Thanks Glynn.
Our focus for the second half of 2008 is to continue executing our strategic plan, and enhance our focus on facilities that had a difficult second quarter. Key initiatives include:
•	Continuing the facility renovation projects

•	Improving our Quality Census, including increased Medicare

•	Improving our patient acuity mix

•	Cost containment

•	Pursuit of acquisitions and other strategic growth opportunities

•	Redoubling our efforts to return the New Texas Facilities to the financial performance they experienced before they entered Chapter 11.
With respect to our facility improvement projects, I would like to provide you with an update on our progress.
Facility Improvement Projects
As of June 2008, we have completed renovation projects at 8 facilities in the last couple of years. We currently have 3 renovation projects underway, with two completions expected in the third quarter and a third in early 2009. Two of these projects are being funded under our capital improvement arrangement with our landlord, which we expect to exhaust with these projects. We have elected to fund the project costs in excess of the capital improvement arrangement as well as the third project with internally generated cash flow.
The renovation projects provide a complete, floor to ceiling rehab and dramatically improve the presentation and marketability of a nursing center.
Financial information for the eight renovated facilities that were completed before the start of the second quarter is included in our press release.
•	Most of the projects are performing as we would expect.

•	On a combined basis for all eight facilities, occupancy increased to 69.2% in the second quarter 2008, compared to 63.2% for the 12 months prior to renovation.

•	On a combined basis for all eight facilities, Medicare census as a percent of total census increased to 13.8%, compared to 13.1% prior to the renovation.

•	We think there is still room for further improvement at a couple of the projects by refining their specific marketing plans.

•	In all, the renovation projects have delivered excellent internal growth, providing great return on investment.

•	It should be noted that this information is for one quarter only and that the facilities are at different stages in the renovation life cycle.
At this time, I would like to talk about
Second quarter performance of our Texas facilities:
Glynn spoke extensively about the New Texas Facilities. We obviously had a disappointing quarter with certain of these facilities. We have conducted a comprehensive operations review of those facilities and have implemented specific procedure to improve operations. Let me describe the findings of that review and our plans to address identified weaknesses.
1.	Leadership turnover — during the first six months of 2008, we experienced higher than normal turnover in certain Texas leadership positions (including regional management, and nursing center administrator, director of nursing and marketing coordinator). This impacted census, Medicare utilization and overall performance.

2.	A protracted survey process at one building affected our ability to effectively market the building and also to make significant changes in operating strategies to deal with declining census.
a.	We had to appeal the State’s determination that we had not corrected one cited deficiency. We prevailed in that process.

b.	However, the four month process resulted in our facility average daily census declining by 11 patients per day, including a decline of 9 Medicare patients per day.
3.	We identified centers that had lower than normal referral conversion (that is, the conversion of a referral to an admission) statistics.

4.	Finally, we identified facilities that simply weren’t following our staffing guidelines in the face of declining census.
As a result of our reviews, we developed facility specific action plans that are geared towards improving census and Medicare utilization, and controlling costs, as appropriate. These action plans address the specific problems noted at each facility and identify specific targets and measurement metrics. In addition, the plans are specific with respect to which employees have responsibility for performance.
I believe these action plans are appropriate and will result in improvements at these facilities.
At this time, I would like to talk about
Acquisition and Development Activities:
As we announced last quarter, the State of West Virginia has approved our application for the construction of a new facility. We are currently developing the bid specifications and expect to bid this project during the third quarter. Assuming satisfactory completion of financing arrangements, we expect construction to begin during the fourth quarter and to take approximately 12 months to complete.

Glynn also discussed the new lease of a skilled nursing facility in Paris Texas. In November 2007, we agreed with Omega to operate this facility on a short term basis while we evaluated the possibility of a rebuild of this facility. In March 2008, we entered into an amendment to our Master Lease with Omega to provide for the construction and lease of the new facility. Upon the completion of the construction of the replacement facility, the existing building will be closed and the single facility lease terminated.
Under the terms of the lease amendment, we will supervise the construction of the facility and Omega will provide funding for the first $7.0 million in costs. Rent will commence upon completion of the project, but no later than August 2009. Once construction is completed, annual rent will be equal to 10.25% of the total cost of the replacement facility, including direct costs of construction, carrying costs during the construction period, furnishings and equipment, land cost and the value of the related skilled nursing facility license. The total cost of the replacement facility was originally expected to be approximately $7.0 million, and is currently expected to be approximately $7.9 million. We will bear all costs in excess of the original estimated cost of $7 million. We are currently in negotiations with Omega to bear an increased amount of the costs; however, no assurance can be given that these negotiations will be successful.
We continue to look for other acquisition candidates or development opportunities that fit our profile and market objectives. Our primary focus is on facilities that fit within our footprint and that will be accretive to our financial results. We will certainly consider groups of facilities that are not within our footprint. For those, we would need an adequate number of centers to support the necessary regional overhead.
Finally, I’d like to comment on the reimbursement outlook.

Last week, under significant congressional pressure, CMS published the final rule with respect to skilled nursing Medicare rates and abandoned their efforts to cut rates by 3.3% for fiscal 2009. CMS also announced that the final market basket adjustment would be approximately 3.4%, slightly higher than the originally announced market basket of 3.1%. Based on our patient RUG distribution over the last 12 months, we expect that the impact on our facilities will be an increase of approximately 3.6%, effective October 1, 2009. Any change in our patient RUG distributions could result in variations from this expected increase.

With respect to our expected Medicaid rates, We have benefited from good Medicaid rate increases in recent periods, with a 4.4% increase in Medicaid rates in the second quarter of 2008 compared to the same period in 2007. Our states generally have June 30 or August 31 fiscal year ends and rate adjustments typically occur on July 1 or September 1. Rate increases have not been finalized in all of our states. For the states that have published third quarter rate adjustments, we are seeing state average rate increases of 0.5% to 1.9% for our facilities over the rates we experienced in the second quarter of 2008.

In summary, we had a profitable quarter, we continue to grow, we continued to improve our Medicare rate with higher acuity patients and quickly identified/addressed operating issues that will result in better performance. We got good news on Federal reimbursement.
At this point, I would ask (                    ) to open the call up for questions.
After Questions
That concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.